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Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
EPOCRATES (DELAWARE), INC.

        The undersigned, a natural person (the "Sole Incorporator"), for the purpose of organizing a corporation to conduct business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

I.

        The name of this corporation is EPOCRATES (DELAWARE), INC. (the "Company").

II.

        The address of the registered office of the Company in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover, County of Kent, and the name of the registered agent of the corporation in the State of Delaware at such address is National Registered Agents, Inc.

III.

        The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("DGCL").

IV.

        A.    The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Company is authorized to issue is forty-three million six hundred thirty-six thousand four hundred forty-one (43,636,441) shares, twenty-eight million three hundred thirty-two thousand five hundred seventy-five (28,332,575) shares of which shall be Common Stock (the "Common Stock") and fifteen million three hundred three thousand eight hundred sixty-six (15,303,866) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

        B.    Five million fifty thousand (5,050,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock." Six million two hundred fifty thousand (6,250,000) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock." Four million three thousand eight hundred sixty-six (4,003,866) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock." Collectively, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are referred to as the "Series Preferred."

        C.    The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of at least two thirds of the outstanding stock of the Company (voting together on an as-if-converted basis), irrespective of Section 242(b)(2) of the DGCL.

        D.    The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

          1.    DIVIDEND RIGHTS.

            (a)   Holders of Series B Preferred, in preference to the holders of Series C Preferred Stock, Series A Preferred Stock and the holders of Common Stock or any other stock of the Company, whether currently outstanding or hereafter issued, shall be entitled to receive, but only out of funds that are legally available therefor, dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) per annum on the basis of a 365-day year on each outstanding share of Series B Preferred (as adjusted for any stock dividends, combinations, splits recapitalizations and the like with respect to such shares). The "Original Issue Price" of the Series B Preferred shall be five dollars and seventy-one cents ($5.71). Such dividends shall be cumulative and shall be payable only upon an Acquisition (as defined in Section 3(d)(i) hereof), or upon an Asset Transfer (as defined in Section 3(d)(ii) hereof), or upon the first Redemption Date (as defined in Section 5(a)(i) hereof) or upon a Qualified Offering (as defined in Section 4(l)(i) hereof) (each, a "Dividend Payment Date"). Such cumulated dividends shall be payable in cash or in shares of Series B Preferred, with the determination of whether the dividend is paid in cash or in shares of Series B Preferred to be made by the Board of Directors of the Company (the "Board"). If such dividends are determined by the Board to be paid in shares of Series B Preferred, then (i) the value of the Series B Preferred for such dividend shall be as determined by the Board as of the Dividend Payment Date and (ii) the Company shall issue no fractional shares of Series B Preferred, and instead the equivalent value of such fractional shares shall be paid in cash. At the time of declaration during any calendar year of any dividend on the Series C Preferred or the Series A Preferred which, when added to all prior dividends declared on the Series C Preferred or Series A Preferred during such calendar year would result in a cumulative amount of dividends declared during such year on Series C Preferred or Series A Preferred in excess of forty-five and sixty-eight hundredths cents ($0.4568) per share of Series C Preferred or Series A Preferred (as adjusted for any stock dividends, combinations, splits recapitalizations and the like with respect to such shares), then simultaneously with the declaration of such last dividend on the Series C Preferred or Series A Preferred, there shall also be declared a dividend on the Series B Preferred Stock, in addition to the cumulative dividend payable to the Series B Preferred for such year, in an amount per share equal to such excess.

            (b)   Holders of Series C Preferred and Series A Preferred, in preference to the holders of any Common Stock or any other stock of the Company, whether currently outstanding or hereafter issued, other than the Series B Preferred, (the "Junior Stock"), shall be entitled to receive, when and as declared by the Board, but only out of funds that are legally available therefor, dividends at the rate of eight percent (8%) of the Original Issue Price (as defined below) per annum on each outstanding share of Series C Preferred and Series A Preferred (as adjusted for any stock dividends, combinations, splits recapitalizations and the like with respect to such shares). The "Original Issue Price" of the Series C Preferred shall be one dollar and fifty-nine and twenty-six hundredths cents ($1.5926). The "Original Issue Price" of the Series A Preferred shall be one dollar ($1.00). Such dividends shall be payable only when, as and if declared by the Board and shall be non-cumulative.

            (c)   So long as any shares of Series Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer) until all dividends (set forth in Section 1(a) and 1(b) above) on the Series Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(c) shall not, however, apply to (i) a dividend payable in Common Stock, (ii) the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock, or (iii) any repurchase of any outstanding securities of the Company that is unanimously approved by the Board. The holders of the Series Preferred expressly waive their rights, if any, as described in Sections 502 and 503 of the California Corporations Code as they relate to the repurchase of shares upon termination of employment or service as a consultant or director.

          2.    VOTING RIGHTS.

            (a)    General Rights.    Except as otherwise provided herein or as required by law, the Series Preferred shall be voted equally with the shares of the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis: each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder's aggregate number of shares of Series Preferred are convertible (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.

            (b)    Separate Vote of Series A Preferred and Series C Preferred.    For so long as at least one million five hundred fifteen thousand (1,515,000) shares of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) or one million one hundred thirty thousand (1,130,000) shares of Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series A Preferred and Series C Preferred voting together as a class shall be necessary for effecting or validating the following actions:

              (i)    Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation of the Company (including any filing of a Certificate of Designation) that changes the rights, preferences, or privileges of the Series A Preferred or Series C Preferred;

              (ii)   Any increase or decrease in the authorized number of shares of Preferred Stock;

              (iii)  Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series Preferred or any increase in the authorized or designated number of any such new class or series;

              (iv)  Any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

              (v)   Any sale of equity by any subsidiary of the Company to anyone other than the Company or an affiliate of the Company;

              (vi)  Any redemption or repurchase of any Preferred Stock (except as set forth herein); or

              (vii) Any action that results in the payment or declaration of a dividend on any shares of Common Stock.

            (c)    Separate Vote of Series B Preferred.    For so long as at least one million eight hundred thirty-nine thousand (1,839,000) shares of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series B Preferred shall be necessary for effecting or validating the following actions:

              (i)    Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation of the Company (including any filing of a Certificate of Designation) that changes the rights, preferences or privileges of the Series B Preferred;

              (ii)   Any increase or decrease in the authorized number of shares of Series B Preferred;

              (iii)  Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series B Preferred or any increase in the authorized or designated number of any such new class or series;

              (iv)  Any redemption, repurchase, payment of dividends or other distributions with respect to Junior Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

              (v)   Any sale of equity by any subsidiary of the Company to anyone other than the Company or an affiliate of the Company;

              (vi)  Any redemption or repurchase of any Preferred Stock (except as set forth herein); or

              (vii) Any action that results in the payment or declaration of a dividend on any shares of Common Stock.

            (d)    Separate Vote of Series Preferred.    For so long as either one million five hundred fifteen thousand (1,515,000) shares of Series A Preferred, at least one million eight hundred thirty-one thousand (1,839,000) shares of Series B Preferred or one million one hundred thirty thousand (1,130,000) shares of Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series Preferred, voting together as a class, shall be necessary for effecting or validating the following actions:

              (i)    Any agreement by the Company or its stockholders, regarding an Asset Transfer or Acquisition (each as defined in Section 3(d) hereof);

              (ii)   Any voluntary dissolution or liquidation of the Company; or

            (e)   Any increase or decrease in the authorized number of members of the Board.

            (f)    Election of Board of Directors.    (i) For so long as at least at least one million five hundred fifteen thousand (1,515,000) shares of Series A Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) the holders of Series A Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Board at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; (ii) for so long as at least one million eight hundred thirty-nine thousand (1,839,000) shares of Series B Preferred remain outstanding (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) the holders of Series B Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; (iii) the holders of Common Stock, voting as a separate class, shall be entitled to elect one (1) member of the Board at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and (iv) the holders of Common Stock and Series Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

            (g)    Cumulative Voting.    No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled, unless, at the time of such election, the Company is subject to Section 2115 of the California General Corporation Law ("CGCL"). During such time or times that the Company is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder's votes unless (i) the names of such candidate or candidates have been placed in nomination prior to the voting and (ii) the stockholder has given notice at the meeting, prior to the voting, of such stockholder's intention to cumulate such stockholder's votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

            (h)    Removal.    During such time or times that the Company is subject to Section 2115(b) of the CGCL, the Board or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote for such director or directors; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director's removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director's most recent election were then being elected.

          3.    LIQUIDATION RIGHTS.

            (a)   Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Series A Preferred or Junior Stock, the holders of Series C Preferred and Series B Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution an amount per share of Series C Preferred and Series B Preferred equal to the respective Original Issue Price of the applicable Series plus all declared and unpaid dividends on the Series C Preferred and accrued and unpaid dividends on the Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series C Preferred and Series B Preferred held by them. If, upon any such liquidation, distribution or winding up, the assets of the Company legally available for distribution shall be insufficient to make payment in full to all holders of Series C Preferred and Series B Preferred of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed among the holders of Series C Preferred and Series B Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

            (b)   After the payment of the full liquidation preference of the Series C Preferred and Series B Preferred as set forth in Section 3(a) above, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution an amount per share of Series A Preferred equal to the Original Issue Price of the Series A Preferred plus all declared and unpaid dividends on the Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A Preferred held by them. If, upon any such liquidation, distribution or winding up, the assets of the Company legally available for distribution shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section 3(b), then such assets shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

            (c)   After the payment of the full liquidation preference of the Series Preferred as set forth in Sections 3(a) and 3(b) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and Series B Preferred on an as-if-converted to Common Stock basis until such time as the holders of Series B Preferred have received pursuant to Section 3(a) above and this Section 3(c), together, an aggregate amount per share of Series B Preferred equal to three (3) times the Original Issue Price of the Series B Preferred (as adjusted for any stock, dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus all accrued and unpaid dividends on the Series B Preferred; and thereafter the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

            (d)   The following events shall be considered a liquidation under this Section 3:

              (i)    any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company (an "Acquisition");

              (ii)   a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer");

              (iii)  in any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board. Any securities shall be valued as follows:

                (A)  Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                  (1)   If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                  (2)   If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                  (3)   If there is no active public market, the value shall be the fair market value thereof, as determined by the Board.

                (B)  The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board.

          4.    CONVERSION RIGHTS.

          The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the "Conversion Rights"):

            (a)    Optional Conversion.    Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the relevant Series Preferred Conversion Rate then in effect (determined as provided in Section 4(b) hereof) by the number of shares of relevant Series Preferred being converted.

            (b)    Series Preferred Conversion Rate.    The conversion rate in effect at any time for conversion of the Series Preferred (the "Series Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the relevant Series Preferred by the relevant "Series Preferred Conversion Price," calculated as provided in Section 4(c) hereof.

            (c)    Conversion Price.    The conversion price for the Series Preferred shall initially be the relevant Original Issue Price of the relevant Series Preferred (the "Series Preferred Conversion Price"). Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 4. All references to the relevant Series Preferred Conversion Price herein shall mean the relevant Series Preferred Conversion Price as so adjusted.

            (d)    Mechanics of Conversion.    Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock's fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

            (e)    Adjustment for Stock Splits and Combinations.    If the Company shall at any time or from time to time after the date that the first share of Series B Preferred is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (f)    Adjustment for Common Stock Dividends and Distributions.    If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series Preferred Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

            (g)    Adjustment for Reclassification, Exchange and Substitution.    If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section 3(d) hereof or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), in any such event each holder of Series Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

            (h)    Reorganizations, Mergers or Consolidations.    If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section 3(d) hereof or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

            (i)    Sale of Shares Below Series Preferred Conversion Price.

              (i)    If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (i) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (i)(iv) below)), other than as a dividend or other distribution on any class of stock as provided in Section 4(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 4(e) above, for an Effective Price (as defined in subsection (i)(iv) below) less than the then effective Series Preferred Conversion Price, then and in each such case the then existing Series Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series Preferred Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection i(ii) hereof) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series Preferred Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding. No adjustment shall be made to the Series Preferred Conversion Price in an amount less than one cent per share. Any adjustment otherwise required by this Section 4(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the Series Preferred Conversion Price.

              (ii)   For the purpose of making any adjustment required under this Section 4(i), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection (i)(iii) below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

              (iii) For the purpose of the adjustment required under this Section 4(i), if the Company issues or sells any (i) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (ii) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities; provided that such readjustment shall not apply to prior conversions of Series Preferred.

              (iv)  "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i), whether or not subsequently reacquired or retired by the Company, other than (A) shares of Common Stock issued upon conversion of the Series Preferred; (B) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like) after the date that the first share of Series C Preferred is issued (the "Series C Original Issue Date") to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board; (C) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Series C Original Issue Date; (D) shares of Common Stock issued and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board (including the representatives of the Series Preferred); and (E) shares of Common Stock issued pursuant to any equipment leasing arrangement, or debt financing from a bank approved by the Board (including the representatives of the Series Preferred). References to Common Stock in the subsections of this clause (iv) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(i). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(i), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 4(i), for such Additional Shares of Common Stock.

            (j)    Certificate of Adjustment.    In each case of an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

            (k)    Notices of Record Date.    Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section 3(d) hereof or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section (3c) hereof), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten (10) days prior to the record date specified therein (or such shorter period approved by at least a majority of the outstanding Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

            (l)    Automatic Conversion.

              (i)    Each share of Series A Preferred and Series C Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price, at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series A Preferred and Series C Preferred, voting together as a class. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d) hereof.

              (ii)   Each share of Series B Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price, at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series B Preferred. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d) hereof.

              (iii) Each share of Series Preferred shall automatically convert immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least six dollars ($6.00) (as adjusted for stock splits, dividends, recapitalizations and the like), and (ii) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least thirty million dollars ($30,000,000.00) (a "Qualified Offering"). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d) hereof.

              (iv)  Upon the occurrence of either of the events specified in Sections 4(l)(i), 4(l)(ii) and 4(1)(iii) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d) hereof.

            (m)    Fractional Shares.    No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board) on the date of conversion.

            (n)    Reservation of Stock Issuable Upon Conversion.    The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

            (o)    Notices.    Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

            (p)    Payment of Taxes.    The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

            (q)    No Dilution or Impairment.    Without the consent of the holders of the then outstanding Series Preferred, as required under Section 2(b) hereof, the Company shall not amend its Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.

          5.    REDEMPTION.

            (a)   The Company shall be obligated to redeem the Series Preferred as follows:

              (i)    The holders of at least a majority of the then outstanding shares of Series Preferred, voting together as a separate class, may require the Company, to the extent it may lawfully do so, to redeem the Series Preferred in three (3) annual installments beginning on the fourth anniversary of the Original Issue Date, and ending on the date two (2) years from such first redemption date (each a "Redemption Date"); provided that the Company shall receive at least sixty (60) days prior to such fourth anniversary written notice of such consent of the Series Preferred. The Company shall effect such redemptions on the applicable Redemption Date by paying in cash in exchange for the shares of Series Preferred to be redeemed a sum equal to the Original Issue Price per share of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus declared and unpaid dividends with respect to such shares. The total amount to be paid for the Series Preferred is hereinafter referred to as the "Redemption Price." Interest at the rate of eight percent (8%) per annum on the total remaining Redemption Price will be paid on the second and third Redemption Date. The number of shares of Series Preferred that the Company shall be required to redeem on any one Redemption Date shall be equal to the amount determined by dividing (A) the aggregate number of shares of Series Preferred outstanding immediately prior to the Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). Shares subject to redemption pursuant to this Section 5(a) shall be redeemed from each holder of Series Preferred on a pro rata basis.

              (ii)   At least thirty (30) days but no more than sixty (60) days prior to the first Redemption Date, the Company shall send a notice (a "Redemption Notice") to all holders of Series Preferred to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Company does not have sufficient funds legally available to redeem all shares to be redeemed at the Redemption Date (including, if applicable, those to be redeemed at the option of the Company), then it shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

            (b)   On or prior to the Redemption Date, the Company shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of one hundred million dollars ($100,000,000.00), as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after such Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Company pursuant to this Section 5(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 4 hereof no later than the fifth (5th) day preceding the Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 5(b) remaining unclaimed at the expiration of one (1) year following such Redemption Date shall be returned to the Company promptly upon its written request.

            (c)   On or after such Redemption Date, each holder of shares of Series Preferred to be redeemed shall surrender such holder's certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after such Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holders of such shares as holders of Series Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein.

            (d)   In the event of a call for redemption of any shares of Series Preferred, the Conversion Rights (as defined in Section 4 hereof) for such Series Preferred shall terminate as to the shares designated for redemption at the close of business on the fifth (5th) day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

          6.    NO REISSUANCE OF SERIES PREFERRED.

        No share or shares of Series Preferred acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued; and in addition, the Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Company's authorized stock.

V.

        A.    The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under applicable law. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated to the fullest extent permitted by the DGCL, as amended.

        B.    The Company is authorized to provide indemnification of agents (as defined in Section 317 of the CGCL) for breach of duty to the Company and its stockholders through bylaw provisions or through agreements with the agents, or through stockholder resolutions, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject, at any time or times that the Company is subject to Section 2115(b) of the CGCL, to the limits on such excess indemnification set forth in Section 204 of the CGCL.

        C.    Any repeal or modification of this Article V shall be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability or indemnification.

VI.

        For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

        A.    The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Certificate of Incorporation.

        B.    The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

        C.    The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

VII.

        The name and the mailing address of the Sole Incorporator is as follows:

Paul F. Banta
Epocrates (Delaware), Inc.
1800 Gateway Drive, Suite 300
San Mateo, CA 94404

        IN WITNESS WHEREOF, this Certificate of Incorporation has been subscribed this 16th day of November, 2005 by the undersigned who affirms that the statements made herein are true and correct.

/s/ PAUL F. BANTA Paul F. Banta Sole Incorporator

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION OF
EPOCRATES, INC.

        Kirk M. Loevner hereby certifies that:

        ONE:    The original name of this company is Epocrates (Delaware), Inc. and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was November 17, 2005.

        TWO:    He is the duly elected and acting President and Chief Executive Officer of Epocrates, Inc., a Delaware corporation.

        THREE:    Article IV, Paragraph A of the Certificate of Incorporation of this company is hereby amended and restated to read in its entirety as follows:

    "A. The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Company is authorized to issue is fifty-three million six hundred thirty-six thousand four hundred forty-one (53,636,441) shares, thirty-eight million three hundred thirty-two thousand five hundred seventy-five (38,332,575) shares of which shall be Common Stock (the "Common Stock") and fifteen million three hundred three thousand eight hundred sixty-six (15,303,866) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share.

* * * *

        This Certificate of Amendment to Certificate of Incorporation was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL. This Certificate of Amendment to Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the DGCL by the stockholders of the Company.

        IN WITNESS WHEREOF, EPOCRATES, INC.    has caused this Certificate of Amendment to Certificate of Incorporation to be signed by its President and Chief Executive Officer this 20th day of December, 2007.

EPOCRATES, INC.
/s/ KIRK M. LOEVNER Kirk M. Loevner President and Chief Executive Officer

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CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF EPOCRATES, INC.